Exhibit 99.1

CONVERSION SERVICES INTERNATIONAL, INC. RECEIVES PROCEEDS FROM SALE OF SIMILARITY SYSTEMS TO INFORMATICA

EAST HANOVER, N.J. (February 13, 2006) - - Conversion Services International, Inc. (AMEX: CVN), a premier professional services firm focused on delivering the value in business intelligence, data warehousing and data management solutions to Global 2000 organizations and other businesses, today announced that it received $2,050,000 as a result of Informatica Corporation’s recent acquisition of Similarity Systems. In July 2005, Conversion Services International (CSI) had sold substantially all the assets of its subsidiary, Evoke Software Corporation, a provider of data discovery and profiling software, to Similarity Systems for cash and future consideration. CSI will use the proceeds for general corporate purposes.

“We anticipated that together, Similarity Systems and Evoke, could provide a more comprehensive data quality solution to the market,” said Scott Newman, president, CEO and chairman. Newman continued, “It is satisfying to see that Informatica has recognized the value of the resulting integration of the technologies of the two companies. We applaud Informatica for its plan to incorporate this data quality technology into their data integration platform, providing a full information management solution to clients.”

About Conversion Services International, Inc.
Conversion Services International, Inc. (CSI) is a leading provider of professional services focusing on strategic consulting, data warehousing, business intelligence, business process reengineering, as well as integration and information technology management solutions. CSI offers an array of products and services to help companies define, develop, and implement the warehousing and strategic use of both enterprise-wide and specific categories of strategic data. CSI's current customers include ADP, Coach, Goldman Sachs, Liberty Mutual, Merck, Morgan Stanley, Pfizer, and Verizon Wireless. Information about CSI can be found on the web at http://www.csiwhq.com or by calling its corporate headquarters at 888-CSI-5036.

Note on Forward-Looking Statements

Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements may include, without limitation, statements with respect to CSI's plans, objectives, expectations and intentions and other statements identified by words such as "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans" or similar expressions. These statements are based upon the current beliefs and expectations of CSI's management and are subject to significant risks and uncertainties, including the ability of CSI to be in compliance with all applicable American Stock Exchange continued listing requirements, the ability to maintain revenue growth, the ability to locate and acquire other businesses and to successfully integrate such acquisitions, the ability to decrease operating expenses, and those detailed in CSI's filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond CSI's control). CSI undertakes no obligation to update publicly any forward-looking statements.

Contact:
Mitchell Peipert
Vice President and Chief Financial Officer
Conversion Services International, Inc.
973-560-9400 x 2088
mpeipert@csiwhq.com